Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259706

Supplement No. 11

(To Prospectus dated October 5, 2021)

ReNew Energy Global Plc

PRIMARY OFFERING OF

20,226,773 CLASS A ORDINARY SHARES

SECONDARY OFFERING OF

271,479,759 CLASS A ORDINARY SHARES,

118,363,766 CLASS C ORDINARY SHARES,

7,026,807 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES, AND

7,671,581 CLASS A ORDINARY SHARES UNDERLYING WARRANTS

This prospectus supplement updates and amends certain information contained in the prospectus dated October 5, 2021, or the “Prospectus”, covering the issuance from time to time by ReNew Energy Global plc, a public limited company organized under the laws of England  & Wales, or “we”, “our”, the “Company”, of up to 20,226,773 Class A Ordinary Shares, nominal value of $0.0001, or the “Class A Ordinary Shares,” including 7,026,807 Class  A Ordinary Shares issuable upon the exercise of Warrants that are held by RMG Sponsor II, LLC, or “RMG Sponsor II”, or “Private Warrants” and 11,499,966 Class  A Ordinary Shares issuable upon the exercise of Warrants held by the public warrant holders, or “Public Warrants”. The Prospectus also relates to the resale, from time to time, by the selling securityholders named therein, or the “Selling Securityholders”, or their pledgees, donees, transferees, or other successors in interest, of (a) up to 271,479,759 Class A Ordinary Shares, (b) up to 7,026,807 Private Warrants; (c)  up to 118,363,766 class C ordinary shares having a nominal value of $0.0001 per share, or “Class C Ordinary Shares”, and (d) up to 7,671,581 Class  A Ordinary Shares issuable upon exercises of the Private Warrants. You should read this supplement no.  11 in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 8, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of April 2022

Commission File Number: 001-40752

RENEW ENERGY GLOBAL PLC

(Translation of registrant’s name into English)

C/O Vistra (UK) Ltd 3rd Floor

11-12 St James’s Square London SW1Y 4LB

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

Other Events

On April 6, 2022, ReNew Power (“ReNew”, RNW, RNWWW: NASDAQ), India’s leading renewable energy company, has finalized a partnership with Mitsui & Co., Ltd. (“Mitsui”, 8031.T-JP: Tokyo Stock Exchange), a leading global general trading and investment firm. The partnership will see Mitsui invest in a 400 MW Round the Clock (RTC) renewable energy project being developed by ReNew.

The press release is attached as Exhibit 99.1 hereto.

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	Mitsui to invest in ReNew Power’s Round-The-Clock project

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 8, 2022	RENEW ENERGY GLOBAL PLC

	By	/s/ Samir Rai
		Name:	Samir Rai
		Title:	Company Secretary

Exhibit 99.1

Mitsui to invest in ReNew Power’s Round-The-Clock project

•	Agreement will see Japan-based Mitsui take 49% stake in the project
•	ReNew signed 400 MW round-the-clock (RTC) PPA last year to supply electricity to Solar Energy Corporation of India (SECI)
•	For the 400 MW PPA, the company will install 1,300 MW of renewable energy capacity and up to 100 MWh of battery storage

Gurgaon, April 6, 2022: ReNew Power (“ReNew”, RNW, RNWWW: NASDAQ), India’s leading renewable energy company, has finalized a partnership with Mitsui & Co., Ltd. (“Mitsui”, 8031.T-JP: Tokyo Stock Exchange), a leading global general trading and investment firm.

The partnership will see Mitsui invest in the RTC renewable energy project being developed by ReNew.

The RTC project will consist of three newly built wind farms and one solar plus battery storage farm (1,300 MW in total plus up to 100 MWh battery storage) across the states of Rajasthan, Karnataka, and Maharashtra, and provide 400 MW electricity to SECI, an Indian central government-owned entity with an AA+ domestic debt rating by ICRA, a subsidiary of Standard & Poor’s.

The project’s commercial operations are expected to start in the third calendar quarter of 2023. ReNew, through its affiliates, will also undertake EPC, O&M, and project management for the RTC project.

The 25-year PPA for the project, the first-of-its-kind renewable energy PPA in India, was signed last year with SECI for supplying electricity at ₹ 2.90/kWh (~US 3.8¢), which will increase by 3% annually for 15 years after which it will stabilise for remaining period of the project.

India, being the third-largest emitter of greenhouse gases globally, made commitments at the Glasgow COP26 summit last year to reach 500 GW of non-fossil fuel-based installed capacity by 2030, and to source 50% of all its energy from renewables by then. The RTC project will feed into this target and support the Government of India’s policy of scaling up the renewable energy sector as part of the country’s historic clean energy transition.

Speaking about this partnership with Mitsui, Mr. Sumant Sinha, Founder, Chairman and CEO of ReNew Power said, “The RTC project, the first of its kind in India, provides the lowest cost and emission-free 24 X 7 renewable electricity. We are proud to partner with Mitsui, a leading global conglomerate, to support India’s green energy transition and look forward to strengthening this partnership in the future.”

Ryoichiro Uno, General Manager in charge of infrastructure projects in India, Middle East, and Africa of Mitsui, said, “Our mission is to build brighter futures for people around the world through infrastructure development. We view India as an extremely promising market for many reasons, including its high economic growth and strong commitment towards decarbonization. Through this project, Mitsui will accelerate India’s clean energy transition together with ReNew, and contribute to the project‘s successful development by leveraging our extensive global experience in power project development, as well as our wide-ranging business network across industries. We look forward to expanding Mitsui’s further collaboration with ReNew beyond this RTC project in India.”

US$ 1.0 = INR 76.29 (as on 27-03-2022)

About ReNew

ReNew is one of the largest renewable energy Independent Power Producers (IPPs) in India and globally. ReNew develops, builds, owns, and operates utility-scale wind and solar energy projects, and hydro projects . As of February 1, 2022, ReNew had a total portfolio of 10.2 GW of renewable energy projects across India, including commissioned and committed projects

About Mitsui:

Mitsui & Co., Ltd. is one of the leading Japanese general trading and investment firms, established in 1947, with global presence in various business fields and across 63 countries/regions with approximately 45,000 employees. Mitsui’s core strategic aim is to pursue sustainable growth, and through its business activities contribute to the development of countries and regions around the world while addressing climate change and other global issues. As part of this, Mitsui has set a target to reduce its GHG impact by 2030 to half of what it was in 2020 and achieve net-zero emissions by 2050. Mitsui currently has 65 power assets in 22 countries, with a gross capacity of 39.6 GW and a net capacity (Mitsui’s share) of 10.8 GW.

Press Enquiries

Kamil Zaheer
Kamil.zaheer@renewpower.in
+ 91 9811538880

Madhur Kalra
Madhur.kalra@renewpower.in
+91 9999016790

Investor Enquiries
Nathan Judge
Anunay Shahi
investors@renewpower.in

Mitsui Contact
Corporate Communications Division
Telephone: +81-80-5912-0321
Facsimile: +81-3-3285-9819